Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s Second Quarter Earnings Up Nearly 23%

Ankeny, Iowa, December 7, 2009 – Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported $0.66 in basic earnings per share for the second quarter of fiscal 2010 ended October 31, 2009, compared to $0.54 for the same quarter a year ago. Year to date, basic earnings per share were $1.53 versus $1.11 last year. “Strong margins in all three categories resulted in a 22.9% increase in earnings for the second quarter,” said President and CEO Robert J. Myers.

Gasoline – Casey’s annual goal is to increase same-store gallons sold 2% for the year with an average margin of 11 cents per gallon. Gasoline margins continued to be strong at 14.3 cents per gallon for the quarter and 15 cents per gallon year to date. Same-store gallons sold were down 0.7% for the quarter and up 1.2% for the year to date. “Inclement weather impacted our same-store gallons during the quarter,” stated Myers. “However, the retail price environment continues to be responsive to wholesale movements, resulting in a gasoline margin above goal.” Total gallons sold for the six months were up 3.8% to 659.5 million gallons and gross profit increased 6.2% to $98.9 million.

Grocery & Other Merchandise – The annual goal is to increase same-store sales 8.9% with an average margin of 33.9%. Same-store sales for the quarter were up 1.9% with an average margin of 34.1%, up 20 basis points from the second quarter a year ago. Year to date, same-store sales were up 4.1% with an average margin above goal at 34.2%. “Same-store sales in the quarter were affected by poor weather and customers trading down to less-expensive items. Despite these pressures, gross profit for the category is up 7% for the year,” said Myers. Year to date total sales were up 6.3% to $573.5 million.

Prepared Food & Fountain – The Company’s annual goal is to increase same-store sales 7.5% with an average margin of 62%. Same-store sales were up 3.4% for the quarter and 5% year to date. The average margin for the quarter was 64.6%, up over 400 basis points from the same period a year ago. “We were able to increase gross profit over 15% in the quarter primarily due to lower commodity costs and expanded coffee and fountain offerings,” stated Myers. Total sales year to date were up 9.5% to $190 million with an average margin of 64.2%.

Operating Expense – In the second quarter, operating expenses increased 2.8% to $131 million. Moderate increases in wages, utilities, and insurance were partially offset by the savings in transportation costs and credit card fees as a result of lower retail gasoline prices from a year ago. “We anticipate more challenging comparisons in the latter half of the year given a higher gasoline price environment,” stated Myers. “However, we believe gains made in gross profit will more than offset this pressure.” At midyear, expenses were up 1.3%.

Expansion – The goal for fiscal 2010 is to increase the total number of stores 4%. At the mid-year point, the Company had acquired 4 stores and completed 7 new-store constructions. “We are pleased with the recent acquisition environment and have written agreements for an additional 16 locations that are scheduled to close in December,” stated Myers. “These stores are a perfect fit with our business model and we anticipate them being accretive immediately.” The Company also replaced 12 locations through the first six months.

Dividend – At its December meeting, the Board of Directors declared a quarterly dividend of $0.085 per share. The dividend is payable February 15, 2010 to shareholders of record on February 1, 2010.

****

Casey’s General Stores, Inc. Condensed Consolidated Statements of Earnings (Dollars in thousands, except per share amounts) (Unaudited)

	Three months ended October 31,		Six months ended October 31,
	2009	2008	2009	2008
Total revenue	$1,154,964	$1,390,511	$2,342,904	$2,957,808
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	948,600	1,199,444	1,916,415	2,567,576

Gross profit	206,364	191,067	426,489	390,232
Operating expenses	131,013	127,391	263,371	260,107
Depreciation and amortization	18,527	17,428	36,478	34,912
Interest, net	2,707	2,414	5,411	4,977

Earnings before income taxes	54,117	43,834	121,229	90,236
Federal and state income taxes	20,525	16,505	43,444	34,122

Net earnings	$33,592	$27,329	$77,785	$56,114

Earnings per common share

Basic	$.66	$.54	$1.53	$1.11

Diluted	$.66	$.54	$1.52	$1.10

Basic weighted average shares outstanding	50,899,179	50,784,545	50,881,379	50,769,270
Plus effect of stock options	155,107	178,666	137,702	139,690

Diluted weighted average shares outstanding	51,054,286	50,963,211	51,019,081	50,908,960

Casey’s General Stores, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	October 31, 2009	April 30, 2009
Assets
Current assets
Cash and cash equivalents	$177,951	$145,695
Receivables	12,111	10,888
Inventories	117,618	106,528
Prepaid expenses	1,775	1,394
Deferred income taxes	8,526	11,895
Income taxes receivable	5,909	8,327

Total current assets	323,890	284,727

Other assets, net of amortization	9,452	8,582
Goodwill	51,576	50,976
Property and equipment, net of accumulated depreciation of $674,473 at October 31, 2009, and of $652,376 at April 30, 2009	957,430	918,410

Total assets	$1,342,348	$1,262,695

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$25,911	$28,442
Accounts payable	141,617	115,436
Accrued expenses	61,278	77,365

Total current liabilities	228,806	221,243

Long-term debt, net of current maturities	157,858	167,887
Deferred income taxes	136,092	125,536
Deferred compensation	11,869	11,085
Other long-term liabilities	15,151	15,914

Total liabilities	549,776	541,665

Total shareholders’ equity	792,572	721,030

Total liabilities and shareholders’ equity	$1,342,348	$1,262,695

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Sales and Gross Profit by Product

(Amounts in thousands)

Six months ended 10/31/09	Gasoline	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total

Sales	$1,569,749	$573,530	$190,037	$9,588	$2,342,904
Gross profit	$98,873	$196,101	$121,957	$9,558	$426,489
Margin	6.3%	34.2%	64.2%	99.7%	18.2%

Gasoline gallons	659,521

Six months ended 10/31/08

Sales	$2,233,065	$539,693	$173,538	$11,512	$2,957,808
Gross profit	$93,140	$183,220	$105,054	$8,818	$390,232
Margin	4.2%	33.9%	60.5%	76.6%	13.2%

Gasoline gallons	635,449

Gasoline Gallons						Gasoline Margin
Same-store Sales Growth						(Cents per gallon, excluding credit card fees)

					Fiscal						Fiscal
	Q1	Q2	Q3	Q4	Year		Q1	Q2	Q3	Q4	Year
F2010	3.2%	-0.7%				F2010	15.7 ¢	14.3 ¢
F2009	0.5	0.2	2.1%	1.2%	1.0%	F2009	15.6	13.7	9.9 ¢	12.1 ¢	12.9 ¢
F2008	0.3	-1.6	-3.9	-2.5	-2.0	F2008	15.8	13.6	13.5	12.6	13.9

Grocery & Other Merchandise						Grocery & Other Merchandise
Same-store Sales Growth						Margin

					Fiscal						Fiscal
	Q1	Q2	Q3	Q4	Year		Q1	Q2	Q3	Q4	Year
F2010	6.4%	1.9%				F2010	34.3%	34.1%
F2009	4.7	4.9	6.5%	8.0%	5.9%	F2009	34.0	33.9	32.9%	33.7%	33.7%
F2008	9.1	11.2	5.4	3.6	7.3	F2008	34.0	33.1	31.9	33.2	33.1

Prepared Food & Fountain						Prepared Food & Fountain
Same-store Sales Growth						Margin

					Fiscal						Fiscal
	Q1	Q2	Q3	Q4	Year		Q1	Q2	Q3	Q4	Year
F2010	6.6%	3.4%				F2010	63.8%	64.6%
F2009	12.3	9.3	8.1%	7.2%	9.1%	F2009	60.5	60.5	61.8%	62.7%	61.4%
F2008	9.5	10.6	8.4	11.2	9.8	F2008	61.7	63.0	63.6	60.9	62.3

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on December 8, 2009. The call will be broadcast live over the Internet at 9:30 a.m. CT via the

Investor Relations section of our Web site and will be available in an archived format.